Exhibit 99.2

Qualstar Declares Cash Dividend of $0.06 Per Common Share

SIMI VALLEY, Calif.--(BUSINESS WIRE)--Qualstar® Corporation (Nasdaq:QBAK), a manufacturer of automated tape storage solutions and high-efficiency power supplies, today announced that its Board of Directors has declared a cash dividend of $0.06 per share of common stock. The cash dividend will be paid on March 11, 2008 to shareholders of record as of February 26, 2008.

“We are pleased to announce the declaration of our first cash dividend, which we believe reflects our confidence in the Company’s long term financial strength and positive net cash provided by operating activities during each of the previous three quarters,” said William J. Gervais, president and chief executive officer of Qualstar.

Qualstar currently expects to declare a similar cash dividend to be paid in each of the next three quarters. However, the declaration of each future cash dividend is subject to final determination by Qualstar’s Board of Directors based on a number of factors, including the Company's financial performance and its available cash resources, its cash requirements and alternative uses of cash that the Board may conclude would represent a better return on investment for the Company.

About Qualstar Corporation

Qualstar manufactures automated tape libraries and power supplies. Its products are known throughout the world for energy efficiency and rugged, Simply Reliable designs yielding years of trouble-free operation. Qualstar tape libraries are sold, installed and supported worldwide to backup, archive and protect data from incidental and catastrophic loss. Its N2Power brand high efficiency, ultra small switching power supplies are sold to OEM manufacturers worldwide, where very low power consumption is required. Qualstar Corporation is publicly traded on the NASDAQ National Market under the symbol QBAK. More information is available at www.qualstar.com or by phone at 805-583-7744.

Forward-Looking Statements

Statements concerning the future business, operating results and financial condition of the Company are “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations and are subject to a number of uncertainties that could cause actual performance and results to differ materially from the results discussed in the forward-looking statements. Factors that could affect the Company’s actual results include the Company’s ability to increase sales of its tape libraries; rescheduling or cancellation of customer orders; unexpected shortages of critical components; unexpected product design flaws or quality problems; and, adverse changes in market demand for tape libraries or power supplies. The Company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise. Further information on these and other potential factors that could affect the Company’s financial results or condition are included in Qualstar’s filings with the Securities and Exchange Commission. In particular, reference is made to the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007, and to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of its Form 10-K and its most recent Quarterly Report on Form 10-Q.

CONTACT:
Qualstar Corporation
Andrew Farina, Vice President & CFO
805-583-7744
afarina@qualstar.com
or
General Information
Financial Relations Board
Lasse Glassen, 213-486-6546
lglassen@frbir.com